Exhibit 99.1

P R E S S  R E L E A S E

Synthesis Energy Systems Joins Commerce Secretary Gary Locke on
Business Development Trade Mission to China
HOUSTON, Texas, May 20, 2010 — Synthesis Energy Systems, Inc. (the “Company”) (NASDAQ: SYMX), a global energy and gasification technology company, today announced that Donald Bunnell, President and CEO of Asia Pacific, and Foon Lee Leow, Managing Director — China, are leading the Company’s participation in the Obama Administration’s first cabinet—level trade mission to China, headed by U.S. Commerce Secretary Gary Locke. The trade mission began on May 15th and concludes on May 21st and will make stops in Hong Kong, Shanghai and Beijing.
“We are pleased to participate in this trade mission alongside key players in the clean energy sector,” said Robert Rigdon, President and CEO of the Company. “With one coal gasification project in operation and another project under construction we believe we are in a unique position due to our capability to cleanly convert China’s Inner Mongolian lignite coal reserves into high value energy and chemical products,” Rigdon added.
The trade mission is being conducted to promote U.S. exports in technologies related to the following sectors: clean energy, energy efficiency, and electric energy storage and transmission and distribution. China’s rapid economic growth has been accompanied by an increase in demand for energy and today coal accounts for about 70% of China’s energy use. In addition, the price of coal in China has increased significantly due to this demand, thereby creating the need for cleaner coal technologies which can use China’s large low cost lignite reserves in Inner Mongolia. Utilizing its U-GAS® technology, the Company is in a unique position to convert these lignite coals cleanly, efficiently and with low water usage into valuable products such as substitute natural gas, power and chemicals.
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

About Synthesis Energy Systems, Inc.
The Company is an energy and technology company that builds, owns and operates coal gasification plants in China that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia. The Company also licenses its U-GAS® technology for biomass and coal applications worldwide and provides related services and equipment. The U-GAS® technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) its ability to operate efficiently on a smaller scale, which enables the Company to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. The Company currently has offices in Houston, Texas and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600
Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe
Vice President of Investor Relations
(713) 579-0600
Ann.tanabe@synthesisenergy.com
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the Company’s early stage of development, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the Hai Hua project, its ability to complete the expansion of the Hai Hua project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, and the sufficiency of internal controls and procedures. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct.
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610